Investor Relations Contact:    Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

State Bank Financial Corporation Declares Quarterly Cash Dividend

ATLANTA, GA, August 24, 2016 – The Board of Directors of State Bank Financial Corporation (NASDAQ: STBZ) today declared a quarterly dividend of $.14 per common share. The dividend will be paid on September 13, 2016 to the common stock shareholders of record as of September 6, 2016.

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $3.6 billion in assets as of June 30, 2016, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates 25 full-service banking offices in Metro Atlanta, Middle Georgia and Augusta, Georgia, and seven mortgage origination offices.

To learn more about State Bank, visit www.statebt.com.